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                                                                   EXHIBIT 10.41

                              DECODE GENETICS, INC.

                       SERIES B PREFERRED STOCK AGREEMENT

     This Series B Preferred Stock Agreement (this "Agreement") is made as of March 1, 2000 (the "Effective Date") by and between deCODE genetics, Inc., a Delaware corporation (the "Company"), and Kari Stefansson (the "Seller").

                             PRELIMINARY STATEMENTS

     A. The Company and the Seller entered into a Common Stock Repurchase Agreement, dated July 12, 1999 (the "Common Repurchase Agreement"), pursuant to which the Company purchased 333,333 shares of Common Stock from the Seller in exchange for 250,000 shares of Series B Preferred Stock (the "Series B Shares").

     B. The Company repurchased the Series B Shares, at a closing held on August 8, 1999 (the "Closing Date"), for a purchase price per share which the parties agreed would be equal to the price per share, net of commissions and other fees payable to the purchaser (the "Purchaser"), at which the Company sold shares of its Series B Preferred Stock pursuant to a stock purchase agreement dated as of June 30, 1999 (the "Series B Offering").

     C. On the Closing Date, the Company and the Seller entered into an oral agreement that if any contingent portion of the purchase price in the Series B Offering became payable, the purchase price for the Series B Shares would be adjusted upward accordingly, with the amount of such adjustment to be paid to the Seller by the Company after such contingent portion of the purchase price in the Series B Offering became payable.

     D. The Company and the Purchaser have entered into an Addendum to Stock Purchase Agreement confirming that on December 28, 1999, they agreed that a contingent payment of $7.50, less commissions and other fees payable to the Purchaser in an amount equal to seven percent (7%) of the sum of the original purchase price and the contingent payment, was due and payable.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. ADJUSTMENT TO PURCHASE PRICE; PAYMENT OF DEFICIENCY. The adjusted purchase price for the Series B Shares as of the Closing Date is US$13.95 per share. Within five business days of the Effective Date, the Company shall pay to the Seller, by check or wire transfer to such account as the Seller shall designate, US$6.45 (representing the adjusted purchase price of US$13.95 less the US$7.50 already paid) for each of the Series B Shares sold to the Company by the Seller on the Closing Date.

     2. MISCELLANEOUS. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents made and to be performed entirely within the State of Delaware. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors,



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and administrators of the parties hereto. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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     This Agreement is hereby executed to be effective as of the date first above written.

                                 deCODE genetics, Inc.



Dated: 1/3/00                    By:  /S/ Hannes T. Smarason
                                      Hannes T. Smarason,  Senior Vice President
                                      & Chief Business Officer




Dated:                           /s/ Kari Stefansson
                                 Kari Stefansson

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